As filed with the Securities and Exchange Commission on June 29, 1995.

         The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.

                                                  Registration No. 33-_____



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           ____________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ____________________

                      SURGICAL CARE AFFILIATES, INC.
          (Exact name of registrant as specified in its charter)

                      Delaware                        62-1149229
          (State or other juris-                   (I.R.S. Employer
          diction of incorporation                Identification No.)
                  or organization)

                                Suite 610
                         102 Woodmont Boulevard
                        Nashville, Tennessee 37205

                           (Address of Principal
                             Executive Office)
                                (Zip Code)
                           _____________________

                      Surgical Care Affiliates, Inc.
                          401(k) Retirement Plan
                         (Full title of the plan)

                                Copies to:

Joel C. Gordon, Chairman                      J. Reginald Hill, Esquire
Surgical Care Affiliates, Inc.                Waller Lansden Dortch & Davis
Suite 610, 102 Woodmont Blvd.                 Nashville City Center
Nashville, Tennessee  37205                   511 Union Street, Suite 2100
                                              Nashville, Tennessee  37219-1760



(Name and address of agent for service)
                             ________________

                              (615) 385-3541

       (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE



Title of securities to be registered Common Stock, par value $.25 per share(1)

Amount to be registered                               35,000 shares

Proposed maximum offering price per share (2)         $18.625

Proposed maximum aggregate offering price (2)         $651,875

Amount of registration fee                            $224.78



(1) In accordance with Rule 416(c) and General Instruction F of Form S-8, this Registration Statement shall be deemed to register an indeterminate amount of interests in the Surgical Care Affiliates, Inc. 401(k) Retirement Plan that are separate securities and required to be registered under the Securities Act.

(2) Estimated pursuant to Rule 457, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of SCA Common Stock on the New York Stock Exchange on June 28, 1995.

               I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan
         Annual Information.*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

               II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

    The following documents filed with the Commission by the Company are incorporated herein by reference as of the dates thereof;

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-13364).

    (b) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1994; and

    (c) The description of SCA Common Stock contained in SCA's Registration Statement on Form S-1 (File No. 2-88175) as amended, and as incorporated by reference in SCA's Registration Statement on Form 8-A, filed on April 9, 1985, under Section 12 of the Exchange
         Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities then remaining unsold are deregistered shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute part hereof except as so modified or superseded.


Item 4.  Description of Securities.

         See Item 3(c) above


Item 5.  Interests of Named Experts and Counsel.

         Inapplicable

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law provides, in part, as follows:

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemni-fication shall be made in respect of any claim, issue or matter as to which such person shall have been judged to be liable to the corporation unless and only to the extent that the Court of Chancery of the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this section, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Corporations Certificates of Incorporation and Bylaws provide that the Corporation shall indemnify its directors and officers to the fullest extent permissible under Delaware law. The Corporation's Certificate of Incorporation also provides that the Corporation's directors have no personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under section 174 of the Delaware General Corporation Law (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    The Corporation has entered into Indemnification Agreements with its directors and officers providing for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity. The indemnification Agreements also provide (i) that a director or officer is automatically entitled to indemnification for expenses to the extent the director or officer is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that the Corporation has the burden of proving that a director or officer is not entitled to indemnification in any particular case and negates certain presumptions that may otherwise be drawn against a director or officer seeking indemnification in connection with the termination of actions or proceedings, (iii) a mechanism through which a director or officer may seek court relief in the event the Board of Directors (or other person or body appointed by the Board of Directors) determines that the director or officer would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement), (iv) that a director or officer is entitled to indemnification against all expenses (including attorneys' fees) incurred in seeking to collect an indemnity claim or advancement of expenses from the Corporation or incurred in seeking to recover under a directors' and officers' liability insurance policy, (v) that after there has been a change in control in the Corporation, all Corporation determinations regarding a right to indemnify, and the right to advancement of expenses, shall be made by independent legal counsel, and (vi) that prior to a change in control of the Corporation, a director or officer shall not be entitled to indemnity pursuant to the Indemnification Agreement in connection with an action, suit or proceeding initiated by the director or officer against the Corporation, or its directors or officers unless the Corporation joins or consents to the actions, suit or proceeding.

    Under an insurance policy maintained by the Registrant, the Registrant is insured for certain amounts which it may be obligated to pay directors and officers by way of indemnity, and each director and officer of the Registrant is insured against certain losses which he may incur by reason of his being a director or officer or the Registrant and for which he is not indemnified by the Registrant.


Item 7.  Exemption from Registration Claimed.

         Inapplicable


Item 8.  Exhibits.

4.       Surgical Care Affiliates, Inc. 401(k) Retirement Plan

23.      Consent of Deloitte & Touche LLP

99.      Agreement of Trustee


Item 9.  Undertakings.


    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement.

    Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1934, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                             SIGNATURES

The Registrant

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 28, 1995.

                            SURGICAL CARE AFFILIATES, INC.

                             BY:  /s/ Joel C. Gordon
                                  Joel C. Gordon, Chairman &
                                  Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Joel C. Gordon and Tarpley B. Jones, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substi-tutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registra-tion statement has been signed by the following persons in the capacities and on the dates indicated.

  /s/ Joel C. Gordon              Chairman of the Board,     June 28, 1995
      Joel C. Gordon              Chief Executive Officer
                                  (Principal Executive
                                  Officer) & Director


  /s/ Kenneth J. Melkus           Vice Chairman & Director   June 28, 1995
      Kenneth J. Melkus


  /s/ William J. Hamburg          President & Director       June 28, 1995
      William J. Hamburg


  /s/ Tarpley B. Jones            Senior Vice President &    June 28, 1995
      Tarpley B. Jones            Chief Financial Officer
                                  (Principal Financial &
                                  Accounting Officer)


  /s/ Daniel E. Bruhl             Director                   June 28, 1995
      Daniel E. Bruhl



  /s/ Lucius E. Burch III         Director                   June 28, 1995
      Lucius E. Burch III


  /s/ Robert J. Fraiman           Director                   June 28, 1995
      Robert J. Fraiman


  /s/ Andrew W. Miller            Director                   June 28, 1995
      Andrew W. Miller


  /s/ Edwin J. Nighbert           Director                   June 28, 1995
      Edwin J. Nighbert


  /s/Sister Josepha Schaeffer     Director                   June 28, 1995
     Sister Josepha Schaeffer



                                   THE PLAN


    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Surgical Care Affiliates, Inc. 401(k) Retirement Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 28, 1995.



                             SURGICAL CARE AFFILIATES, INC. 401(k)
                             RETIREMENT PLAN


                             By: Third National Bank, Trustee
                             By: /s/ Robert G. Mayer

                             Title: Vice President & Trust Officer



                               EXHIBIT INDEX

EXHIBIT
4.       Surgical Care Affiliates, Inc. 401(k) Retirement Plan

23.      Consent of Deloitte & Touche LLP

99.      Agreement of Trustee
